[ Comerica Letterhead ]



October 20, 1998


Mr. W.T. ZurSchmiede, Jr.
Chairman
Federal Screw Works
2400 Buhl Building
Detroit, Michigan 48226


Dear Mr. ZurSchmiede,

Per your request dated September 3, 1998 and pursuant to Section 2.13 of the Revolving Credit and Term Loan Agreement between Federal Screw Works and Comerica Bank, the Bank has approved the one year extension for the Revolving Credit Facility and Term Loan option. The new maturity dates for the facilities are October 31, 2001 and October 31, 2003, respectively.

Please feel free to contact me if you have any questions.

Regards,

/s/ Robert M. Ramirez
Robert M. Ramirez


cc: Wade Plaskey